Exhibit 99.1

Badger Meter Reports Record Earnings and Earnings Per Share from Continuing Operations for 2010

MILWAUKEE--(BUSINESS WIRE)--February 7, 2011--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and full year ended December 31, 2010. Both earnings and earnings per share from continuing operations set new annual records for the company.

Fourth Quarter 2010 Highlights

  Net sales were $64,843,000 for the fourth quarter of 2010, a 14.9% increase from sales of $56,436,000 for the fourth quarter of 2009.
  Earnings from continuing operations and net earnings were a record $6,258,000 for the fourth quarter of 2010, a 23.1% increase from earnings from continuing operations and net earnings of $5,085,000 for the fourth quarter of 2009.
  Diluted earnings per share from continuing operations and net earnings per share were $0.42 for the fourth quarter of 2010, a 23.5% increase from diluted earnings per share from continuing operations and net earnings per share of $0.34 for the fourth quarter of 2009.

Full Year 2010 Highlights

  Net sales were $276,634,000 for 2010, a 10.5% increase from sales of $250,337,000 for 2009.
  Earnings from continuing operations were a record $28,662,000 for 2010, a 7.0% increase from earnings from continuing operations of $26,780,000 for 2009.
  Net earnings were $28,662,000 for 2010, a 16.1% decrease from net earnings of $34,170,000 for 2009.
  Diluted earnings per share from continuing operations were a record $1.91 for 2010, a 6.7% increase from earnings from continuing operations of $1.79 per diluted share for 2009.
  Diluted earnings per share were $1.91 for 2010, a 16.2% decrease from net earnings of $2.28 per diluted share for 2009.

Operations Review

“2010 was another good year for Badger Meter, with increased sales and record earnings and earnings per share from continuing operations,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. “Demand for our automatic meter reading (AMR) and advanced metering infrastructure (AMI) technology products, especially the Badger® ORION® radio-frequency automatic meter reading system for water and gas utility applications, continued to increase and sales of our specialty products improved from a low point of 2009. Increases in copper costs were partially offset by selective price increases and ongoing cost controls, resulting in a gross profit margin of 37.2% for the year, compared to 38.8% in 2009.”

Looking at the fourth quarter, Meeusen said the increase in sales reflected the addition of Cox Flow Measurement products and services beginning in the second quarter, higher sales of products for residential water applications and the continued improvement in sales of specialty products, including the Badger® ORION® radio-frequency AMR system for gas meters. Commercial sales were flat for the quarter.

The gross profit margin was 38.0% for the fourth quarter of 2010, compared to 36.4% for the fourth quarter of 2009. “The headwinds from higher copper prices were more than offset by the increased sales of specialty products, which typically have higher margins,” said Meeusen.

Meeusen said the year-end balance sheet includes increased inventory related to higher costs, longer lead times for certain radio circuit boards and transition of residential water meter production to the company’s facility in Mexico. Increased receivables were due to the higher sales and extended terms for distributors who met certain criteria.

Net earnings and earnings per share for the third quarter of 2009 included recognition of previously unrecognized tax benefits taken on prior income tax returns for certain deductions related to the 2006 shutdown of the company’s French subsidiaries which were previously presented as discontinued operations.

New Products Introduced

Last week, Badger Meter unveiled its groundbreaking new Advanced Metering Analytics (AMA) system. This is the first system in the market created specifically for water and gas utilities that combines powerful analytics-based software with next-generation, two-way fixed network technology. The system is comprised of ORION® SE two-way fixed network technology, ReadCenter® Analytics software and Badger Meter’s line of highly accurate and reliable meters and encoders.

“While most fixed networks enable utilities to collect raw metering data, the real power of a network is the ability to systematically organize the data into meaningful and actionable information that helps utilities more efficiently and effectively manage their day-to-day operations,” said Meeusen. “Advanced Metering Analytics is an exciting new customer solution developed by Badger Meter that takes automatic meter reading to the next level.”

Badger Meter now offers a full array of solutions for water and gas utilities: ORION® SE system (two-way fixed network); ORION® ME system (two-way mobile system with the option to upgrade to a network), ORION® CE system (one-way mobile radio frequency system) and the Badger® GALAXY® system (one-way fixed network).

The company also announced the acquisition of Remag AG, located in Berne, Switzerland, in January 2011 for approximately $5 million in cash. Remag manufactures and distributes a line of precision flow measurement products for the global industrial market. “Remag’s small turbine meters complement our existing line of specialty products and expand our product offering for industrial customers,” said Meeusen.

Summary

“In addition to our improved sales and earnings from continuing operations, our financial position remains very strong. Our balance sheet is solid, our year-end debt to total capitalization ratio was less than 10% and our pension plan is fully funded under current rules. We increased the quarterly dividend for the 18th consecutive year in 2010 and continued to invest in new products and new product development. We are excited about the long-term potential for our new Advanced Metering Analytics system and our ability to continue to help our customers effectively measure usage and improve their operating efficiency,” said Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s fourth quarter 2010 results on Tuesday, February 8, 2011 at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-679-8034 and entering the passcode 74814830. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PH67KGEAN. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com). A telephone replay of the conference call will be available through Tuesday, February 15, by dialing 1-888-286-8010 and entering the passcode 50928277. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter’s core competency is flow measurement solutions. The company is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies developed both internally and with other technology companies. Badger Meter products are used in a wide variety of applications, including water, oil and chemicals.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and the new advanced metering analytics (AMA) systems that offer a complete solution to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the timing and impact of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the euro and the Mexican peso;
  the loss of certain single-source suppliers; and,
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Twelve Months Ended December 31,

	2010	2009
	(Unaudited)
Net sales	$276,634,000	$250,337,000
Cost of sales	$173,810,000	$153,323,000
Gross margin	$102,824,000	$97,014,000
Selling, engineering and administration	$58,001,000	$54,771,000
Operating earnings	$44,823,000	$42,243,000
Interest expense (income)	$385,000	($90,000)
Earnings from continuing operations before
income taxes	$44,438,000	$42,333,000
Provision for income taxes	$15,776,000	$15,553,000
Earnings from continuing operations	$28,662,000	$26,780,000
Earnings from discontinued operations,
net of income taxes	-	$7,390,000
Net earnings	$28,662,000	$34,170,000
Earnings per share:
Basic from continuing operations	$1.92	$1.81
Basic from discontinued operations	$0.00	$0.50
Total basic	$1.92	$2.31

Diluted from continuing operations	$1.91	$1.79
Diluted from discontinued operations	$0.00	$0.49
Total diluted	$1.91	$2.28
Shares used in computation of:
Basic	14,906,229	14,806,166
Diluted	15,006,086	14,954,807

Three Months Ended December 31,

	2010	2009
	(Unaudited)
Net sales	$64,843,000	$56,436,000
Cost of sales	$40,205,000	$35,920,000
Gross margin	$24,638,000	$20,516,000
Selling, engineering and administration	$14,979,000	$13,066,000
Operating earnings	$9,659,000	$7,450,000
Interest expense	$110,000	$165,000
Earnings from continuing operations before
income taxes	$9,549,000	$7,285,000
Provision for income taxes	$3,291,000	$2,200,000
Earnings from continuing operations	$6,258,000	$5,085,000
Earnings from discontinued operations,
net of income taxes	-	-
Net earnings	$6,258,000	$5,085,000
Earnings per share:
Basic from continuing operations	$0.42	$0.34
Basic from discontinued operations	$0.00	$0.00
Total basic	$0.42	$0.34

Diluted from continuing operations	$0.42	$0.34
Diluted from discontinued operations	$0.00	$0.00
Total diluted	$0.42	$0.34
Shares used in computation of:
Basic	14,930,106	14,872,253
Diluted	15,025,678	14,986,923

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

Assets	December 31,	December 31,
	2010	2009
	(Unaudited)

Cash	$3,089,000	$13,329,000
Receivables	40,429,000	35,809,000
Inventories	48,316,000	32,484,000
Other current assets	5,503,000	5,058,000

Total current assets	97,337,000	86,680,000

Net property, plant and equipment	66,088,000	62,871,000
Intangible assets, at cost less accumulated amortization	34,170,000	23,603,000
Other long-term assets	9,107,000	10,904,000
Goodwill	9,162,000	6,958,000

Total assets	$215,864,000	$191,016,000

Liabilities and Shareholders’ Equity

Short-term debt and current portion long-term debt	$12,878,000	$8,003,000
Payables	11,159,000	10,773,000
Accrued compensation and employee benefits	7,143,000	6,071,000
Other liabilities	1,499,000	1,414,000

Total current liabilities	32,679,000	26,261,000

Long-term employee benefits and other	14,802,000	20,294,000
Shareholders’ equity	168,383,000	144,461,000

Total liabilities and shareholders’ equity	$215,864,000	$191,016,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702